Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Life Technologies Corporation 2013 Equity Incentive Plan of Life Technologies Corporation of our reports dated February 27, 2013, with respect to the consolidated financial statements and schedule of Life Technologies Corporation and the effectiveness of internal control over financial reporting of Life Technologies Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

San Diego, California

April 22, 2013